Exhibit 99.4

SSTI Transaction Social Posts

LinkedIn

Corporate Post

We’re pleased to announce that @SoundThinking has entered into an agreement to be acquired by @Transom Capital Group through a tender offer.

For years, we have supported agencies across the country in delivering safer, stronger outcomes for the people they serve. Today marks another important milestone in our company’s history as we begin the next phase of advancing that mission.

We believe this transaction maximizes value for shareholders while positioning our business for the future. As a private company owned by Transom, we believe SoundThinking will have greater flexibility to better support customers and deliver on our mission of helping communities become safer through data and technology.

For more information, please see the announcement press release: [LINK]

Repost for Ralph

Helping create safer communities for our families, friends and neighbors has always been at the heart of our business, and today marks the next phase of our company’s evolution.

I’m grateful to our employees, customers, partners and the communities we serve for the trust they place in us. I’m excited about what lies ahead as we continue to deliver on our mission.

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We’re pleased to announce that SoundThinking has entered into an agreement to be acquired by Transom Capital Group through a tender offer. We look forward to continuing to support customers and deliver on our mission of helping communities become safer and more resilient in this next phase. Read more here: [LINK]

Facebook

We’re pleased to announce that SoundThinking has entered into an agreement to be acquired by Transom Capital Group through a tender offer.

For years, we have supported agencies across the country in delivering safer, stronger outcomes for the people they serve. Looking ahead, we will continue to focus on supporting our customers and delivering on our mission of helping communities become safer through data and technology.

For more information, please see the announcement press release: [LINK]

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